Exhibit 99.1


    ARIAD Presents Additional Efficacy Data on AP23573, Novel mTOR
             Inhibitor, in Phase 2 Advanced Sarcoma Trial

      AP23573 Clinical-Benefit Response Is a Strong Predictor of
                       Improved Overall Survival


   CHICAGO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 3, 2007--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced additional positive efficacy data on AP23573 - its novel mTOR inhibitor - from further analysis of its ongoing Phase 2 trial of AP23573 in patients with metastatic and/or unresectable soft-tissue and bone sarcomas. The expanded analysis focuses on the 60 patients with an AP23573 clinical-benefit response (CBR) - the primary endpoint of the 212-patient trial - and its relationship to overall survival. The new results demonstrate that documented disease stabilization and/or tumor regression with single-agent AP23573 is a strong predictor of improved overall survival.

   Patients with an AP23573 CBR - tumor regression or disease stabilization for at least 16 weeks - had a median overall survival of approximately 17 months, nearly double that of the overall trial population (vs. approximately 9 months). Cox regression analyses performed using a series of potential predictors of survival showed that CBR was the best predictor of survival among all variables tested.

   "These results provide further evidence of the beneficial effects of AP23573 in patients with advanced sarcomas and demonstrate that the disease stabilization and tumor regression responses achieved with AP23573 in this patient population led to clinically meaningful prolongation of overall survival," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "We are continuing to move rapidly to launch our randomized, worldwide Phase 3 clinical trial of oral AP23573 in patients with metastatic sarcomas in the third quarter of this year."

   Sant Chawla, M.D., co-principal investigator of the study, presented the results at the 43rd annual meeting of the American
Society of Clinical Oncology in Chicago, IL.

   Camille L. Bedrosian, M.D., chief medical officer of ARIAD, added, "the data from the overall survival analysis of the Phase 2 trial further support our Phase 3 trial design and strategy, which focuses on metastatic sarcoma patients who have experienced a favorable response to prior chemotherapy and have at least stable disease. We believe this well-defined patient population has the greatest likelihood of achieving sustained clinical benefit from treatment with a new molecularly targeted agent such as AP23573."

   Advanced Sarcoma Phase 2 Trial Design and Previously Reported
Results

   At previous meetings, ARIAD announced that AP23573 demonstrated efficacy and was well tolerated as a single agent in this multi-center Phase 2 trial of patients with advanced sarcomas, at least 90% of whom had progressive disease. The efficacy of AP23573 was evaluated using two closely related measures of disease progression: CBR (characterized as tumor regression - complete regression or partial response - or disease stabilization for at least four cycles by RECIST guidelines), and progression-free survival (PFS, reported as the six-month rate and the median duration). The primary end-point of the trial - evidenced by CBR rates - was achieved in the three most prevalent types of sarcomas (i.e., bone sarcoma, leiomyosarcoma, and liposarcoma), and treatment with AP23573 more than doubled PFS when compared to historical control data from the European Organization for Research and Treatment of Cancer (EORTC). Sixty-one of the 212 patients in the trial achieved an AP23573 CBR; these patients had a PFS rate at six months of 70% and median PFS of 36 weeks. The PFS rate in this patient subset was nearly triple that of the overall population (vs. 24%), and the median PFS was approximately 21 weeks longer than that of the overall trial population (vs. 15 weeks).

   About AP23573

   ARIAD's lead product candidate, AP23573, is a novel small-molecule inhibitor of the protein mTOR, a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated both as a fast-track product and an orphan drug by the U.S. Food and Drug Administration and as an orphan drug by the European Medicines Agency for the treatment of soft-tissue and bone sarcomas. In addition to its program in oncology, ARIAD is collaborating with Medinol Ltd. to develop stents and other medical devices that deliver AP23573 to prevent reblockage at sites of vascular injury following stent-assisted angioplasty.

   About ARIAD

   ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

   This press release contains "forward-looking statements," including statements related to the efficacy of AP23573 and the initiation of our Phase 3 clinical trial of AP23573 in metastatic sarcomas in the third quarter of 2007. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on partners and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward M. Fitzgerald, 617-621-2345
             or
             Pure Communications
             Andrea L. Johnston, 910-616-5858